PRICING SUPPLEMENT
Dated March 28, 2025
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-283672
(To Prospectus dated February 6, 2025,
Index Supplement dated February 6, 2025
and Product Supplement dated February 6, 2025)

UBS AG $4,550,000 Capped Buffered Return Enhanced Notes with Downside Leverage Factor

Linked to an Equally-Weighted Basket of Equity Indices due April 15, 2026

Investment Description

UBS AG Capped Buffered Return Enhanced Notes with Downside Leverage Factor (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to an Equally-Weighted Basket of Equity Indices (the “underlying basket”) consisting of two equity indices (each, a “basket asset” and together, the “basket assets”), as specified on page 2 herein. The amount you receive at maturity will be based on the direction and percentage change in the level of the underlying basket from the initial basket level to the final basket level (the “basket return”) and whether the final basket level on the valuation date is equal to, greater than or less than the initial basket level and downside threshold. If the basket return is positive, at maturity UBS will pay you a cash payment per Note equal to the principal amount plus a percentage return equal to the lesser of (i) the product of the basket return multiplied by the upside leverage factor and (ii) the maximum return. If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, at maturity UBS will pay you a cash payment per Note equal to the principal amount. If, however, the basket return is negative and the final basket level is less than the downside threshold, at maturity UBS will pay you a cash payment per Note that is less than the principal amount, if anything, and you will be exposed to the downside performance of the underlying basket beyond the buffer amount at a rate greater than 1-for-1. Specifically, you will lose approximately 1.1111% of your principal amount for each 1% decline in the level of the underlying basket from the initial basket level to the final basket level in excess of the buffer amount and, in extreme situations, you could lose all of your initial investment. Investing in the Notes involves significant risks. The Notes do not pay interest and your potential return on the Notes is limited to the maximum return. You may lose some or all of your initial investment. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.

Features

❑

Enhanced Participation in the Positive Basket Return up to the Maximum Return —At maturity, the Notes provide participation in any positive basket return, enhanced by the upside leverage factor, up to the maximum return.

❑

Contingent Repayment of Principal Amount at Maturity with Potential for Full Downside Market Exposure — If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, at maturity UBS will pay you a cash payment per Note equal to the principal amount. If, however, the basket return is negative and the final basket level is less than the downside threshold, at maturity UBS will pay you a cash payment per Note that is less than the principal amount, if anything, and you will be exposed to the downside performance of the underlying basket beyond the buffer amount at a rate greater than 1-for-1. Specifically, you will lose approximately 1.1111% of your principal amount for each 1% decline in the level of the underlying basket from the initial basket level to the final basket level in excess of the buffer amount and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	March 28, 2025
Settlement Date*	April 2, 2025
Valuation Date**	April 10, 2026
Maturity Date**	April 15, 2026
*

We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

**	Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the full downside market risk of an investment in the underlying basket. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The return on the Notes is subject to, and will not exceed, the “maximum return” or the corresponding “maximum payment at maturity per Note”. Information About the underlying basket and the basket assets is specified on page 2 and described in more detail under “Information About the Underlying Basket and the Basket Assets” herein. The Notes are offered at a minimum investment of 10 Notes at $1,000 per Note (representing a $10,000 minimum investment) and integral multiples of $1,000 in excess thereof.

Underlying Basket	Basket Weighting	Upside Leverage Factor	Maximum Return	Maximum Payment at Maturity per Note	Initial Basket Level	Downside Threshold	Buffer Amount	Downside Leverage Factor	CUSIP	ISIN
An Equally-Weighted Basket of 2 Equity Indices (see page 2 for further details.	Equally-Weighted (see page 2 for further details)	2.00	15.50%	$1,155.00	100.00	90.00, which is 90.00% of the initial basket level	10.00%	Approximately 1.1111	90308VNN7	US90308VNN72

The estimated initial value of the Notes as of the trade date is $986.00. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 5 herein.

See “Additional Information About UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated February 6, 2025, the accompanying prospectus dated February 6, 2025 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Discount(1)(2)		Proceeds to UBS(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to an Equally-Weighted Basket of Selected Equity Indices	$4,550,000.00	$1,000.00	$45,500.00	$10.00	$4,504,500.00	$990.00

(1) Certain fiduciary accounts may have agreed to pay a purchase price of $990.00 per $1,000 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, may have agreed to forgo any underwriting discount or fees.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and its affiliates will act as placement agents for the Notes. The placement agents may have agreed to forgo fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the issuer or one of our affiliates equal to $10.00 per $1,000 principal amount of Notes. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement for various securities we may offer, including the Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market-Linked Securities product supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007685/ubs_424b2-03670.htm

♦Index Supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007688/ubs_424b2-03745.htm

♦Prospectus dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Capped Buffered Return Enhanced Notes with Downside Leverage Factor” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated February 6, 2025, references to the “index supplement” mean the UBS index supplement, dated February 6, 2025 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated February 6, 2025.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.

♦You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the full downside market risk as that of an investment in the underlying basket, the basket assets or the stocks comprising the basket assets (the “underlying constituents”).

♦You believe that the level of the underlying basket will appreciate over the term of the Notes and that the percentage of appreciation, when multiplied by the upside leverage factor, is unlikely to exceed the maximum return specified on the cover hereof.

♦You understand and accept that your potential return is limited to the maximum return and you are willing to invest in the Notes based on the maximum return specified on the cover hereof.

♦You are willing to invest in the Notes based on the upside leverage factor specified on the cover hereof.

♦You are willing to invest in the Notes based on the downside threshold (and corresponding buffer amount and downside leverage factor) specified on the cover hereof.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket and basket assets.

♦You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying constituents.

♦You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦You understand and are willing to accept the risks associated with the underlying basket and the basket assets.

♦You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.

♦You cannot tolerate a loss of some or all of your initial investment or you are unwilling to make an investment that may have the full downside market risk as that of an investment in the underlying basket, the basket assets or the underlying constituents.

♦You believe that the level of the underlying basket will decline during the term of the Notes and that the final basket level is likely to be less than the downside threshold, or you believe that the level of the underlying basket will appreciate over the term of the Notes and the percentage of appreciation, when multiplied by the upside leverage factor, is likely to exceed the maximum return indicated on the cover hereof.

♦You do not understand or are unwilling to accept that your potential return is limited to the maximum return or you are unwilling to invest in the Notes based on the maximum return specified on the cover hereof.

♦You are unwilling to invest in the Notes based on the upside leverage factor specified on the cover hereof.

♦You are unwilling to invest in the Notes based on the downside threshold (and corresponding buffer amount and downside leverage factor) specified on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket or basket assets.

♦You seek current income from your investment or prefer to receive any dividends paid on the underlying constituents.

♦You are unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

♦You do not understand or are unwilling to accept the risks associated with the underlying basket or the basket assets.

♦You are unwilling to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Basket and the Basket Assets” herein for more information. You should also review carefully the “Key Risks” section herein and the more detailed “Risk Factors” in the  accompanying product supplement for risks related to an investment in the Notes.

Final Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term	Approximately 54 weeks.
Underlying Basket

The following table lists the basket assets and their corresponding Bloomberg tickers, basket weightings and initial asset levels.

Basket Asset

Bloomberg Ticker

Basket Weighting

Initial Asset Level(1)(2)

EURO STOXX 50® Index

SX5E

50.00%

5,331.40

TOPIX®

TPX

50.00%

2,757.25

Payment at Maturity (per Note)

If the basket return is positive, UBS will pay you a cash payment equal to:

$1,000 + ($1,000 × the lesser of (a) basket return × Upside Leverage Factor and (b) Maximum Return)

In this scenario, your potential return on the Notes is limited to the maximum return and your payment at maturity will in no event exceed the maximum payment at maturity per Note.

If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, UBS will pay you a cash payment equal to:

$1,000

If the basket return is negative and the final basket level is less than the downside threshold, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$1,000 + [$1,000 × Downside Leverage Factor × (basket return + Buffer Amount)]

In this scenario, you will lose approximately 1.1111% of your principal amount for each 1% that the final basket level is less than the initial basket level in excess of the buffer amount and, in extreme situations, you could lose all of your initial investment.

Maximum Return	15.50%
Maximum Payment at Maturity per Note	$1,155.00
Upside Leverage Factor	2.00
Downside Threshold	A specified level of the underlying basket that is less than the initial basket level, equal to a percentage of the initial basket level, as specified on the cover hereof.
Buffer Amount	10.00%
Downside Leverage Factor	The quotient of (i) 1 divided by (ii) 1 minus the buffer amount, which equals approximately 1.1111.
Basket return	The quotient, expressed as a percentage, of the following formula: Final Basket level – Initial Basket level Initial Basket level
Initial Basket Level	100.00
Final Basket Level	The basket closing level on the valuation date.
Basket Closing Level	100 × [1 + (the sum of each basket asset return multiplied by its basket weighting)]
Basket Asset Return	With respect to each basket asset, the quotient, expressed as a percentage, of the following formula: Final Asset level – Initial Asset level Initial Asset level
Final Asset Level(2)	With respect to each Basket Asset, the closing level for such basket asset on the valuation date.
Closing Asset Level(2)	With respect to each Basket Asset, the closing level for such Basket Asset on the applicable date of observation.

(1) With respect to each basket asset, the closing level for such basket asset on the trade date.

(2) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

Investment Timeline

Trade Date	The initial asset level of each basket asset is observed and the initial basket level and the final terms of the Notes are set.

Maturity Date

The final asset level for each basket asset is observed and each basket asset return and the basket return are calculated on the valuation date.

If the basket return is positive, UBS will pay you a cash payment per Note equal to:

$1,000 + ($1,000 × the lesser of (a) Basket Return × Upside Leverage Factor and (b) Maximum Return)

In this scenario, your potential return on the Notes is limited to the maximum return and your payment at maturity will in no event exceed the maximum payment at maturity per Note.

If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note equal to:

$1,000

If the basket return is negative and the final basket level is less than the downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:

$1,000 + [$1,000 × Downside Leverage Factor × (Basket Return + Buffer Amount)]

In this scenario, you will lose approximately 1.1111% of your principal amount for each 1% that the final basket level is less than the initial basket level in excess of the buffer amount and, in extreme situations, you could lose all of your initial investment.

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. Specifically, if the final basket level is less than the downside threshold, you will lose approximately 1.1111% of your principal amount for each 1% that the final basket level is less than the initial basket level in excess of the buffer amount and, in extreme situations, you could lose all of your initial investment.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying basket or in any of the basket assets. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Notes. If the basket return is negative and the final basket level is less than the downside threshold, you will be exposed on a leveraged basis to the decline of the final basket level from the initial basket level. Specifically, you will lose approximately 1.1111% of your principal amount for each 1% that the final basket level is less than the initial basket level in excess of the buffer amount and, in extreme situations, you could lose all of your initial investment.

♦The contingent repayment of principal applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. The stated payout by the issuer is available only if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying basket at such time is equal to or greater than the downside threshold.

♦The upside leverage factor applies only at maturity — If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside leverage factor, and the percentage return you realize may be less than the then-current basket return multiplied by the upside leverage factor, even if such return is positive and does not exceed the maximum return. You can receive the full benefit of the Notes only if you hold your Notes to maturity.

♦Your potential return on the Notes is limited to the maximum return —The return potential of the Notes is limited to the maximum return. Therefore, you will not benefit from any positive basket return in excess of an amount that, when multiplied by the upside leverage factor, exceeds the maximum return and your return on the Notes may be less than it would be in a hypothetical direct investment in the underlying basket or in the basket assets.

♦No interest payments — UBS will not pay any interest with respect to the Notes.

♦A lower downside threshold may reflect greater expected volatility of the underlying basket, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the downside threshold, are based, in part, on the expected volatility of the underlying basket at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying basket. The greater the expected volatility of the underlying basket as of the trade date, the greater the expectation is as of that date that the basket return will be negative and that the final basket level could be less than the downside threshold on the valuation date and, as a consequence, indicates an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in a lower downside threshold than those terms on otherwise comparable securities. However, the underlying basket’s volatility can change significantly over the term of the Notes and a relatively lower downside threshold may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying basket and the potential to lose some or all of your initial investment.

♦Owning the Notes is not the same as owning the underlying constituents — The return on your Notes may not reflect the return you would realize if you actually owned the underlying constituents. For instance, you will not benefit from any positive basket return in excess of an amount that, when multiplied by the upside leverage factor, exceeds the maximum return. Furthermore, as an owner of the Notes, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying constituents during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. Similarly, you will not have voting rights or any other rights of a holder of the underlying constituents.

Risks Relating to Characteristics of the Underlying Basket and Basket Assets

♦Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying basket and, therefore, the weighted performance of the basket assets) and indirectly linked to the performance of the underlying constituents and their issuers (the “underlying constituent issuers”). The level of the basket assets (and, therefore, the level of the underlying basket) can rise or fall sharply due to factors specific to the basket assets, the underlying constituents and the underlying constituent issuers, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Notes, should conduct your own investigation into the basket issuers and the basket assets.

♦Correlation (or lack of correlation) among the basket assets may adversely affect your return on the Notes — “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the prices of the basket assets may not correlate with each other. At a time when the level of a basket asset increases, the level of another basket asset may not increase as much, or may even decline. Therefore, in calculating the final basket level, an increase in the level of one basket asset may be mitigated, wholly offset or reversed by a lesser increase or by a decrease in the level of another basket asset. Further, high correlation of movements in the level of the basket assets could adversely affect your return on the Notes during periods of negative performance of the basket assets. Changes in the correlation of the basket assets may adversely affect the market value of, and return on, your Notes

♦There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying basket will rise or fall. There can be no assurance that the final basket level will be greater than the initial basket level or downside threshold. The levels of the basket assets (and, therefore the level of the underlying basket) will be influenced by complex and interrelated political, economic, financial and other factors that affect the basket assets and the underlying constituents. You should be willing to accept the downside risks associated with the basket assets and the risk of losing some or all of your initial investment.

♦Changes affecting a basket asset, including regulatory changes, could have an adverse effect on the market value of, and return on, your Notes — The policies of any index sponsor as specified under “Information About the Underlying Basket and the Basket Assets” (each, an “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which such index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the applicable basket asset. The policies of an index sponsor with respect to the calculation of the applicable basket asset could also adversely affect the level of such basket asset. An index sponsor may discontinue or suspend calculation or dissemination of the applicable basket asset. Further, indices like each basket asset have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the applicable basket asset) or the administrator (its index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original basket asset, it may deem the closing level of the original basket asset on a trading day reasonably proximate to the date of such event to be its closing level on each applicable date. Such events and the potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Notes.

♦UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict the actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of each basket asset. The index sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of, and return on, your Notes.

♦The basket assets reflect price return, not total return — The return on the Notes is based on the performance of the underlying basket, and, therefore, the basket assets, which reflect the change in the market prices of their underlying constituents. None of the basket assets are a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the underlying constituents. The return on the Notes will not include such a total return feature or dividend component.

♦The basket assets will not be adjusted for changes in currency exchange rates relative to the U.S. dollar even though their underlying constituents are traded in a non-U.S. currency and the Notes are denominated in U.S. dollars — The value of the Notes will not be adjusted for currency exchange rate fluctuations between the U.S. dollar and the currencies in which the underlying constituents of the basket assets are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return on the Notes.

♦The Notes are subject to risks associated with non-U.S. securities markets — The Notes are subject to risks associated with non-U.S. securities markets because the basket assets are comprised of stocks that are traded in one or more non-U.S. securities markets. Investments linked to the value of non-U.S. equity securities involve particular risks. Any non-U.S. securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other non-U.S. securities markets. Both government intervention in a non-U.S. securities market, either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. The prices of securities in a non-U.S. country are subject to political, economic, financial and social factors that are unique to such non-U.S. country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non-U.S. government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Any one of these factors, or the combination of more than one of these or other factors, could negatively affect such non-U.S. securities market and the prices of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a non-U.S. securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other non-U.S. securities markets. Non-U.S. economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on non-U.S. securities prices.

The Notes may also be subject to regulatory risks, including sanctions, because each basket asset is comprised, at least in part, of stocks that are traded in one or more non-U.S. securities markets. For instance, pursuant to U.S. executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. Actions taken by an index sponsor in response to any such developments could adversely affect the performance of the basket assets and, as a result, the market value of, and return on the Notes. Additionally, following certain events, if the calculation agent determines that a change in law has occurred or would have occurred but for a decision by its index sponsor to modify or reconstitute its index, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would achieve an equitable result, it may deem the basket asset’s closing level on a trading day reasonably proximate to the date of such event to be its closing level on each applicable date. For additional information, see the section “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

Estimated Value Considerations

♦The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the basket asset and underlying constituents, any expected dividends on the underlying constituents, the correlation of the basket assets, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Basket and Basket Assets — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the level of the underlying basket and the underlying constituents; the volatility of the underlying basket and the underlying constituents; the dividend rate paid on the underlying constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid ask spread for the Notes.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any basket asset or any underlying constituent, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of any basket asset or any underlying constituent, may adversely affect the level of the underlying basket and, therefore, the market value of, and return on, the Notes.

♦Potential conflict of interest — UBS and its affiliates may engage in business with any underlying constituent issuer, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the payment at maturity of the Notes based on the closing levels of each basket asset. The calculation agent can postpone the determination of the terms of the Notes on the trade date and the closing asst level of the basket assets (and, therefore, the final basket level) if a market disruption event occurs and is continuing on the trade date or the valuation date. As UBS determines the economic terms of the Notes, including the downside threshold (and corresponding buffer amount and downside leverage factor), maximum return and upside leverage factor, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and return on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying basket.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

♦The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. Prior to any debt-to-equity swap or write-off with respect to any Notes, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Notes; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Notes will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Notes. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Notes may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Notes and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Hypothetical Examples and Return Table of the Notes at Maturity

The below examples and table are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples and table below illustrate the payment at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 54 weeks
Initial Basket Level:	100.00
Downside Threshold:	90.00 (which is equal to 90.00% of the Initial basket level)
Buffer Amount:	10.00%
Downside Leverage Factor:	The quotient of (i) 1 divided by (ii) 1 minus the buffer amount, which equals approximately 1.1111
Upside Leverage Factor:	2.00
Maximum Return:	15.50%
Range of Underlying Basket Return:*	40% to -100%

* The performance range is provided for illustrative purposes only.

Example 1 — The Final Basket Level is 105.00 (resulting in a Basket Return of 5.00%).

Because the basket return is positive and, when multiplied by the upside leverage factor, is less than the maximum return, the payment at maturity per Note will be calculated as follows:

$1,000 + ($1,000 × the lesser of (a) Basket Return × Upside Leverage Factor and (b) Maximum Return)
= $1,000 + ($1,000 × the lesser of (a) 5.00% × 2.00 and (b) 15.50%)
= $1,000 + ($1,000 × 10.00%)
= $1,100.00 per Note (10.00% total return).

Example 2 — The Final Basket Level is 130.00 (resulting in a Basket Return of 30.00%).

Because the basket return is positive and, when multiplied by the upside leverage factor, is equal to or greater than the maximum return, the payment at maturity per Note will be calculated as follows:

$1,000 + ($1,000 × the lesser of (a) Basket Return × Upside Leverage Factor and (b) Maximum Return)
= $1,000 + ($1,000 × the lesser of (a) 30.00% × 2.00 and (b) 15.50%)
= $1,000 + ($1,000 × 15.50%)
= $1,155.00 per Note (15.50% total return).

Example 3 — The Final Basket Level is 95.00 (resulting in a Basket Return of -5.00%).

Because the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, the payment at maturity per Note will be equal to the principal amount of $1,000 (0.00% total return).

Example 4 — The Final Basket Level is 40.00 (resulting in a Basket Return of -60.00%).

Because the basket return is negative and the final basket level is less than the downside threshold, the payment at maturity per Note will be less than the principal amount, if anything, calculated as follows:

$1,000 + [$1,000 × Downside Leverage Factor × (Basket Beturn + Buffer Amount)]
= $1,000 + [$1,000 × Approximately 1.1111 × (-60.00% + 10.00%)]
= $444.44 per Note (55.556% loss).

In this scenario, you will lose approximately 1.1111% of your principal amount for each 1% that the final basket level is less than the initial basket level in excess of the buffer amount and, in extreme situations, you could lose all of your initial investment.

Final Basket Level	Basket Return	Payment at Maturity	Note Total Return at Maturity
140.00	40.00%	$1,155.00	15.500%
130.00	30.00%	$1,155.00	15.500%
120.00	20.00%	$1,155.00	15.500%
110.00	10.00%	$1,155.00	15.500%
107.75	7.75%	$1,155.00	15.500%
106.00	6.00%	$1,120.00	12.000%
104.00	4.00%	$1,080.00	8.000%
102.00	2.00%	$1,040.00	4.000%
100.00	0.00%	$1,000.00	0.000%
95.00	-5.00%	$1,000.00	0.000%
90.00	-10.00%	$1,000.00	0.000%
80.00	-20.00%	$888.89	-11.111%
70.00	-30.00%	$777.78	-22.222%
60.00	-40.00%	$666.67	-33.333%
50.00	-50.00%	$555.56	-44.444%
40.00	-60.00%	$444.44	-55.556%
30.00	-70.00%	$333.33	-66.667%
20.00	-80.00%	$222.22	-77.778%
10.00	-90.00%	$111.11	-88.889%
0.00	-100.00%	$0.00	-100.000%

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. Specifically, if the final basket level is less than the downside threshold, you will lose approximately 1.1111% of your principal amount for each 1% that the final basket level is less than the initial basket level in excess of the buffer amount and, in extreme situations, you could lose all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Basket and the Basket Assets

All disclosures contained in this document regarding the underlying basket and basket assets are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying basket and basket assets. You should make your own investigation into the underlying basket and basket assets.

Included on the following pages is a brief description of the underlying basket and basket assets. This information has been obtained from publicly available sources. Set forth below are graphs that illustrate the past performance for each of the basket assets and a hypothetical underlying basket. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the basket assets as an indication of future performance.

The Underlying Basket

Because the underlying basket is a newly created basket and its level began to be calculated only on the trade date, there is no actual historical information about the basket closing levels as of the date hereof. Therefore, the hypothetical basket closing levels of the underlying basket below are calculated based on publicly available information for each basket asset as reported by Bloomberg without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical basket closing level has fluctuated in the past and may, in the future, experience significant fluctuations. The actual initial basket level was set to 100.00 on the trade date. Any hypothetical historical upward or downward trend in the basket closing level during any period shown below is not an indication that the underlying basket is more or less likely to increase or decrease at any time during the term of the Notes.

Hypothetical Historical Basket Levels

The graph below illustrates the hypothetical performance of the underlying basket from January 1, 2020 through March 28, 2025, based on the daily closing asset levels of the basket assets, assuming the basket closing level was 100 on January 1, 2020. Past hypothetical performance of the underlying basket is not indicative of the future performance of the underlying basket.

Basket Closing Level

EURO STOXX 50® Index

We have derived all information contained herein regarding the EURO STOXX 50® Index (“SX5E”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited.

STOXX Limited has no obligation to continue to publish the SX5E, and may discontinue publication of the SX5E at any time. The SX5E is determined, comprised and calculated by STOXX Limited without regard to this instrument.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — EURO STOXX 50® Index”, the SX5E covers 50 stocks of market sector leaders mainly from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The SX5E captures a selection of the largest stocks among the 20 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. The SX5E universe is defined as all components of the 20 EURO STOXX Regional Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries. Each component’s weight is capped at 10% of the SX5E’s total free-float market capitalization. Additional information regarding the SX5E may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Select information regarding top constituents, country, industry and/or sector weightings may be made available on the index sponsor’s website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the SX5E.

Historical Information

The graph below illustrates the performance of SX5E from January 1, 2015 through March 28, 2025, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of SX5E on March 28, 2025 was 5,331.40. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Notes.

TOPIX®

We have derived all information contained herein regarding TOPIX, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by JPX Market Innovation & Research (“JPXI”).

JPXI has no obligation to continue to publish TOPIX, and may discontinue publication of TOPIX at any time. TOPIX is determined, comprised and calculated by JPXI without regard to this instrument.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — TOPIX®”, TOPIX, also known as the Tokyo Stock Price Index, is a capitalization weighted index of domestic common stocks listed on the Tokyo Stock Exchange (“TSE”) covering an extensive portion of the Japanese stock market. Additional information regarding TOPIX may be obtained from the JPXI website: jpx.co.jp/english/markets/indices/topix/index.html. We are not incorporating by reference the website or any material it includes in this document.

Select information regarding top constituents, country, industry and/or sector weightings may be made available on the index sponsor’s website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to TOPIX.

Historical Information

The graph below illustrates the performance of TPX from January 1, 2015 through March 28, 2025, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of TPX on March 28, 2025 was 2,757.25. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Notes.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the underlying basket. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Section 1297. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition of a Note. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by any such entity and consult their tax advisors regarding the possible consequences to them in the event that any such entity is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Notes are not “delta-one” with respect to the underlying basket, the basket assets or any underlying constituents, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying basket, the basket assets, the underlying constituents or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlying basket, the basket assets, any underlying constituents or the Notes. If you enter, or have entered, into other transactions in respect of the underlying basket, the basket assets, any underlying constituents or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including those of the underlying constituent issuers).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC has agreed to resell all of the Notes to J.P. Morgan Securities LLC and its affiliates (the “Agents”) at a discount from the issue price to the public equal to the underwriting discount of $10.00 per $1,000 principal amount of Notes. The Agents generally offered the Notes at the original issue price to the public, provided that certain fiduciary accounts may have agreed to purchase the Notes for as low as the price specified on the cover hereof and the Agents may have agreed to forgo fees for sales to such fiduciary accounts. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition on Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition on Sales to UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Validity of the Notes

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated February 4, 2025 filed on that date with the Securities and Exchange Commission as Exhibit 5.3 to an amendment to the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated December 6, 2024 filed with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.